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                                   December 24, 1996




The Board of Directors
United Technologies Corporation
United Technologies Building
One Financial Plaza
Hartford, CT  06101

   Re: S-8 Registration Statement for the UT Automotive Savings Plan for Hourly Management Represented Employees

Ladies and Gentlemen:

This opinion is furnished in connection with the proposed filing with the Securities and Exchange Commission on December 24, 1996 of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, in connection with the offering of 10,000 shares of Common Stock, par value $5 per share (the "Shares") and participation interests (the "Units") to be issued under the Corporation's UT Automotive Savings Plan for Hourly Management Represented Employees (the "Plan").

I have acted as Counsel to the Corporation in connection with certain matters relating to the Plan. I am familiar with the Corporate proceedings relating thereto and have examined such documents and considered such matters of law as I have deemed necessary in giving this opinion.

It is my opinion that all Shares to be offered and sold pursuant to the Plan will be purchased by the Plan Trustee in the open market and do not constitute original issue Shares. It is my opinion that Units will be credited to the accounts of participants in accordance with the provisions of the Plan. The Plan will be timely filed with the Internal Revenue Service for a determination letter that the Plan constitutes a "tax qualified" Plan under the Internal Revenue Code and ERISA. I hereby consent to the filing of this opinion as an Exhibit to the aforementioned Registration Statement.

                                   Very truly yours,



                                   Richard M. Kaplan
                                   Associate General Counsel